Exhibit 99.1


Contact: Richard H. Irving, III
Sr. Vice President, General Counsel
(334) 244-4340


Blount International Completes Sale of Sporting Equipment Group to Alliant Techsystems

MONTGOMERY, AL, December 10, 2001- Blount International, Inc. [NYSE: BLT] ("Blount"), a diversified manufacturer of outdoor products, industrial equipment and sporting goods, announced the completion of the sale of Blount's Sporting Equipment Group ("SEG") to Alliant Techsystems, Inc. ("ATK") for 3,048,780 shares of ATK common stock and $10,000 of cash. Immediately following this sale, a secondary offering of the ATK shares was arranged by Lehman Brothers, Inc. and Credit Suisse First Boston Corporation for gross proceeds of approximately $237 million. In keeping with our strategic plan, and in accordance with our contractual obligations, net proceeds have been used to reduce term loan debt under our senior secured credit facility. We will now focus on the Outdoor Products Group and Industrial and Power Equipment Group, both leaders in their respective marketplaces. We also obtained an amendment to our $500 million senior credit facility that, among other things, provides for appropriate financial ratio covenants for the next two years.

Headquartered in Montgomery, Alabama, Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products; and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at

Forward-looking statements in this release, including without limitation the Company's "expectations," "beliefs" and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.